                                                                   EXHIBITS 10.4

                            OPPORTUNITIES AGREEMENT
                            -----------------------


     THIS OPPORTUNITIES AGREEMENT (this "Agreement"), made and entered into this ___ day of _________, 1998, by and among POTLATCH CORPORATION, a Delaware
                                         --------------------
corporation ("Potlatch"), TIMBERLAND GROWTH LIMITED PARTNERSHIP, a Delaware
                          -------------------------------------
limited partnership (the "Partnership"), and TIMBERLAND GROWTH CORPORATION, a
                                             -----------------------------
Delaware corporation (the "Company"),

                              W I T N E S S E T H:

     WHEREAS, Potlatch has contributed its interests in certain Timberlands (as hereinafter defined) to the Partnership pursuant to that certain Contribution Agreement, dated as of __________, 1998; and

     WHEREAS, the Company is the sole general partner of the Partnership; and

     WHEREAS, with certain exceptions set forth below, it is Potlatch's intention to acquire additional interests in Timberlands exclusively through its limited partnership interest in the Partnership, except to the extent that the Partnership elects not to avail itself of opportunities which may arise in the future to acquire interests in Timberlands; and

     WHEREAS, it is the Partnership's intention to afford to Potlatch the opportunity to harvest and purchase, in accordance with the Timber Agreement (as hereinafter defined), all timber located on Timberlands that may be acquired by the Partnership within certain regions specified herein; and

     WHEREAS, the parties hereto desire to enter into this Agreement to define their respective rights and obligations with respect to future opportunities to acquire interests in Timberlands:

     NOW, THEREFORE, in consideration of the agreement of Potlatch to enter into the transactions contemplated above, and of the mutual provisions, agreements and covenants herein contained, Potlatch, the Company and the Partnership agree as follows:

     1.  DEFINITIONS.
         -----------

     1.1  Certain Definitions.  The terms defined in this Section 1.1 shall, for
          -------------------
all purposes of this Agreement, have the meanings herein specified:

     (a) "Affiliate" shall mean, with respect to a party hereto, any Person as to which more than 50% of the securities or other ownership interests having power to elect the Board of Directors or persons performing similar fractions are owned directly or indirectly by such party; provided, however, that neither the Partnership nor the Company shall be deemed an Affiliate of Potlatch.

     (b) "Appraiser" shall have the meaning specified in Section 2.4(b)(i) hereof.

     (c) "Appraiser's Certificate" shall have the meaning specified in Section 2.4(b)(ii) hereof.

     (d) "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are generally required or authorized to be closed.

     (e) "Certificate Date" shall have the meaning specified in Section 2.4(b)(ii) hereof.

     (f) "Company's Common Stock" shall mean the Common Stock, par value $.01 per share, of the Company.

     (g) "Fair Market Value" of a specified asset shall mean, as of the date of determination, the cash price at which a willing seller would sell, and a willing buyer would buy, each being apprised of all relevant facts and neither acting under compulsion, such asset in an arms'-length negotiated transaction with an unaffiliated third party without time constraints.

     (h) "Higher Value" shall have the meaning specified in Section 2.4(b)(iii) hereof.

     (i) "Interest" shall have the meaning specified in Section 2.1 hereof.

     (j) "Lower Value" shall have the meaning specified in Section 2.4(b)(iii) hereof.

     (k) "Mixed Assets Interest" shall have the meaning specified in Section 2.2(a) hereof.

     (l) "Offered Timberlands" shall have the meaning specified in Section 2.4(a) hereof.

     (m) "Partnership Agreement" shall mean the agreement of limited partnership governing the Partnership, as amended.

     (n) "Partnership Appraiser" shall have the meaning specified in Section 2.4(b)(i) hereof.

     (o) "Partnership Units" shall mean limited partnership interests in the Partnership.

     (p) "Person" shall mean any individual, partnership, limited liability company, corporation, joint venture, trust or other entity.

     (q) "Potential Addition" shall have the meaning specified in Section 3 hereof.

     (r) "Potlatch" shall mean Potlatch Corporation, a Delaware corporation, and all successors to Potlatch Corporation by way of merger, consolidation or sale of substantially all of its assets.

     (s) "Potlatch Appraiser" shall have the meaning specified in Section 2.4(b)(i) hereof.

     (t) "Potlatch Northern Territory" shall mean the geographic areas within a 150-mile radius of any converting facility currently operated by Potlatch or any Affiliate of Potlatch in Idaho and Minnesota as of the date hereof. A list of such facilities and their respective addresses is attached hereto as Exhibit A.

     (u) "Potlatch Northern Territory Interest" shall have the meaning specified in Section 2.2(b) hereof.

     (v) "Potlatch Southern Territory" shall mean the geographic areas with a 150-mile radius of (i) the converting facilities operated by Potlatch in Arkansas as of the date hereof and (ii) the converting facilities that Potlatch will acquire in Mississippi pursuant to that certain Sawmill Subsidiary Asset Purchase Agreement, dated as of February 9, 1998, between Potlatch and Anderson-Tully Lumber Company. A list of the converting facilities referred to in clauses (i) and (ii) of the preceding sentence and their respective addresses is attached hereto as Exhibit B.

     (w) "Third Appraiser" shall have the meaning specified in Section 2.4(b)(iv) hereof.

     (x) "Third Value" shall have the meaning specified in Section 2.4(b)(iv) hereof.

     (y) "Timber" shall mean a tree as it stands uncut in the woods.

     (z) "Timber Agreement" shall mean that certain Timberlands Management and Timber Purchase Agreement, dated as of ____________, 1998, between Potlatch and the Partnership, as the same may be amended, modified or supplemented from time to time.

     (aa) "Timberlands" shall mean real property that contains Timber which is (or upon the completion of the growth cycle then in process is expected to become) of a commercial quantity and of merchantable quality.

     1.2  Other Definitions.  In addition to the terms defined in this Section
          -----------------
1.1, certain other terms are defined elsewhere in this Agreement, and, wherever such terms are used in this Agreement, they shall have their respective defined meanings, unless the context expressly or by necessary implication requires.

     2.  OPPORTUNITIES.
         -------------

     2.1  The Company's and the Partnership's Right of First Opportunity.
          --------------------------------------------------------------
Except as otherwise provided in Sections 2.2 and 2.3, the Company or the Partnership shall have the right to pursue, to the exclusion of Potlatch, all opportunities to acquire any direct or indirect interest in Timberlands (an "Interest"). If Potlatch desires to acquire any Interest, Potlatch shall promptly provide written notice of its desire to acquire such Interest to the Company. As soon as reasonably practicable and in any event within 10 Business Days after the date such notice is received by the Company, the Company shall notify Potlatch in writing whether the Company or the Partnership elects to pursue the acquisition of such Interest. If the Company (for itself or on behalf of the Partnership) elects to pursue such acquisition, then such party or its Affiliate shall have the exclusive right (as between the parties hereto) to pursue and complete the acquisition of such Interest. Should Company (for itself and on behalf of the Partnership) decide to reject the opportunity to pursue the acquisition or should the Company or the Partnership, as applicable, (and its Affiliates) decide to terminate its pursuit of the acquisition of such Interest at any time, then the Company shall promptly notify Potlatch in writing concerning such decision. Potlatch and its Affiliates shall have the exclusive right (as between the parties hereto) to pursue and complete such acquisition at any time within one year following, as applicable, the date of rejection, the end of such 10 Business Day period if no written response has been received by Potlatch during such period as provided above, or the date of receipt by Potlatch of written notice from the Company or the Partnership that it has terminated its pursuit of the acquisition. If Potlatch (and its Affiliates) obtains such exclusive right, then the Company and the Partnership (and their respective Affiliates) shall, at Potlatch's written request, provide to Potlatch any information they may have which is relevant to the acquisition of such Interest (except to the extent prohibited by any confidentiality agreement then in effect).

     2.2  Exceptions.  Section 2.1 shall not apply to Potlatch's pursuit of any
          ----------
opportunity to acquire, or acquisition of, Interests in any of the following circumstances: (a) where the Fair Market Value of the Interest being offered represents a minority of the Fair Market Value of the total consideration being offered by the seller or Affiliated sellers (a "Mixed Assets Interest"); (b) where the Interest being offered relates exclusively to Timberlands located within a Potlatch Northern Territory (a "Potlatch Northern Territory Interest");
(c) where the Interest involves an investment in not more than 10% of the outstanding equity securities of a Person whose securities are publicly held and actively traded; (d) where the Interest involves any right to cut Timber at the stump pursuant to a timber deed or timber cutting contract with a term of less than 10 years, or a lease of Timberlands with a term of less than 10 years; (e) where the Interest involves the outstanding securities of Potlatch or any subsidiary of Potlatch or the outstanding securities of the Company, the Partnership or any of their subsidiaries; (f) where the purchase and sale of the Interest is between Potlatch and its Affiliate or between Affiliates of Potlatch; or (g) any Interest which Potlatch has the right to acquire under the Timber Agreement.

     2.3  Potlatch's Right of First Opportunity.  Potlatch (and its Affiliates)
          -------------------------------------
shall have the right to pursue, to the exclusion of the Company or the Partnership, any Mixed Assets

Interest or Potlatch Northern Territory Interest. If the Company or the Partnership desires to acquire any Mixed Assets Interest or Potlatch Northern Territory Interest, the Company or the Partnership shall promptly provide written notice of its desire to acquire such Interest to Potlatch. As soon as practicable and in any event within 10 Business Days after the date such notice is received by Potlatch, Potlatch shall notify the Company or the Partnership, as applicable, in writing whether Potlatch elects to pursue the acquisition of such Interest. If Potlatch elects to pursue such acquisition, then Potlatch or its Affiliate shall have the exclusive right (as between the parties hereto) to pursue and complete the acquisition of such Interest. Should Potlatch decide to reject the opportunity to pursue the acquisition or should Potlatch (and its Affiliates) decide to terminate its pursuit of the acquisition of such Interest at any time, then Potlatch shall promptly notify the Company in writing concerning such decision. The Company or the Partnership (and their respective Affiliates), as applicable, shall have the exclusive right (as between the parties hereto) to pursue and complete such acquisition at any time within one year following, as applicable, the date of rejection, the end of such 10 Business Day period if no written response has been received by the Company or the Partnership, as applicable, during such period as provided above, or the date of receipt by the Company and the Partnership of written notice from Potlatch that it has otherwise terminated its pursuit of the acquisition. If the Company or the Partnership (and their respective Affiliates) shall, at the Company's written request, provide to the Company or the Partnership, as applicable, any information they may have which is relevant to the acquisition of such Interest (except to the extent prohibited by any confidentiality agreement then in effect).

     2.4  Potlatch's Obligation to Sell Certain Timberlands.
          -------------------------------------------------

     (a) In the event that Potlatch completes an acquisition of a Mixed Assets Interest, Potlatch shall promptly make a written offer to the Partnership to sell to the Partnership the Timberlands acquired in connected with such acquisition (the "Offered Timberlands"), unless (i) a sale of the Offered Timberlands to the Partnership would be legally impermissible, (ii) Potlatch's interest in the Offered Timberlands is such that Potlatch would not be capable of causing the Offered Timberlands to be sold or (iii) such a sale would cause Potlatch or any of its Affiliates to violate any fiduciary or contractual duty owed to any other Person. In the event that Potlatch does not promptly make such written offer in reliance on any of clauses (i), (ii) or (iii) above, Potlatch's obligation to make such offer (subject to such clauses) shall continue for the six-month period following Potlatch's acquisition of the Offered Timberlands. Potlatch's written offer to the Partnership shall state whether the price is to be paid in cash, Partnership Units (valued based on the number of shares of the Company's Common Stock into which such Partnership Units could be exchanged under the Partnership Agreement without regard to any requirements for the passage of time or any other conditions or limitations set forth therein, and the average closing sale price of the Company's Common Stock during the 20 trading days immediately preceding the date of Potlatch's acquisition of the Offered Timberlands) or any specified combination of cash and Partnership Units. Potlatch's written offer must be accepted (if at all) by written notice to Potlatch delivered within 30 days after the Partnership's receipt of Potlatch's written offer, and upon such acceptance Potlatch and the Partnership shall be legally bound. In order to facilitate the Partnership's evaluation of each offer, during such

30-day period, Potlatch shall provide to the Partnership any information available to Potlatch and reasonably requested by the Partnership (subject to the Partnership's execution of a confidentiality agreement in customary form).

     (b) If the Partnership accepts Potlatch's written offer pursuant to Section 2.4(a) above, Potlatch and the Partnership shall promptly memorialize their agreement with respect to the sale of Offered Timberlands, which written agreement shall provide for: (i) an assignment of the representations and warranties received by Potlatch from the seller in connection with Potlatch's acquisition of the Mixed Assets Interest to the extent that such representations and warranties pertain to the Offered Timberlands; (ii) the transfer of the Offered Timberlands by the same form of deed by which Potlatch acquired the Offered Timberlands (or, if the form of the acquisition transaction did not require delivery of a deed, a limited warranty deed); (iii) full indemnification of Potlatch by the Partnership for any liabilities (including environmental liabilities) associated with the Offered Timberlands (other than those liabilities arising during the period when Potlatch was the owner of the Offered Timberlands); (iv) the payment by the Partnership of all applicable transfer taxes; and (v) other customary covenants and closing conditions. The purchase price to be paid by the Partnership for the Offered Timberlands shall be equal to the Fair Market Value of such Offered Timberlands as of the date of their acquisition by Potlatch. The Fair Market Value of the Offered Timberlands shall be determined (x) by mutual agreement of Potlatch and the Partnership or (y) if no such agreement is reached within 30 days after the date of the Partnership's acceptance of Potlatch's written offer, such Fair Market Value shall be determined as follows:

          (i) Each of the Partnership and Potlatch shall designate by written notice to the other a firm of recognized national standing experienced in appraisal techniques applicable to Timberland assets to serve as an Appraiser pursuant to this Section 2.4 (the firms designed by the Partnership and Potlatch being referred to herein as the "Partnership Appraiser" and the "Potlatch Appraiser," respectively) within 30 days after the failure to reach agreement in accordance with the terms of clause (y) above.

          (ii) Each Appraiser shall be directed to determine the Fair Market Value of the Offered Timberlands. Each Appraiser will also be directed to deliver a certificate stating such Fair Market Value (an "Appraiser's Certificate") to both the Partnership and Potlatch on or before the forty-fifth (45th) day after their respective designation (the "Certificate Date"), upon the conclusion of its evaluation, and each Appraiser's Certificate once delivered may not be retracted or modified in any respect. Each Appraiser will keep confidential all information disclosed by Potlatch in the course of conducting its evaluation, and to that end, will execute such customary documentation as Potlatch may reasonably request with respect to such confidentiality obligation. Potlatch shall provide each Appraiser with such information within Potlatch's possession as may be reasonably requested in writing by the Appraiser for purposes of its evaluation hereunder. The Appraisers may, but shall be under no obligation to, consult with each other in the course of conducting their respective evaluations. Each Appraiser will be directed to comply with the provisions of this Section 2.4, and to that end, each of Potlatch and the Partnership will provide to its respective Appraiser a complete and correct copy of this Section 2.4 (and the definitions of capitalized terms used in this Section 2.4 that are defined elsewhere in this Agreement).

          (iii) The Fair Market Value of the Offered Timberlands shall be determined on the basis of the Appraisers' Certificates in accordance with the provisions of this subparagraph (iii). The higher of the Fair Market Values set forth on the Appraisers' Certificates is hereinafter referred to as the "Higher Value" and the lower of such Fair Market Values is hereinafter referred to as the "Lower Value." If the Higher Value is not more than 110% of the Lower Value, the Fair Market Value will be the arithmetic average of such two Values. If the Higher Value is more than 110% of the Lower Value, a third appraiser shall be selected in accordance with the provisions of subparagraph (iv) below, and the Fair Market Value will be determined in accordance with the provisions of subparagraph (v) below.

          (iv) If the Higher Value is more than 110% of the Lower Value, within fourteen (14) days thereafter the Partnership Appraiser and the Potlatch Appraiser shall agree upon and jointly designate, by written notice to each of the Partnership and Potlatch, a third firm of recognized national standing experienced in appraisal techniques applicable to Timberland assets, and who shall have no current, proposed or prior business or financial relationship with Potlatch, the Partnership or their respective Affiliates, to serve as an appraiser pursuant to this Section 2.4 (the "Third Appraiser"). The Third Appraiser shall determine the Fair Market Value of the Offered Timberlands (the "Third Value") in accordance with the provisions of subparagraph (ii) above, and shall deliver to each of the Partnership and Potlatch an Appraiser's Certificate on or before the thirtieth (30th) day after the designation of such Appraiser hereunder.
     The Third Appraiser will be directed to comply with the provisions of this
     Section 2.4, and to that end the parties will provide to the Third Appraiser a complete and correct copy of this Section 2.4.

          (v) Upon the delivery of the Appraiser's Certificate of the Third Appraiser, the Fair Market Value of the Offered Timberlands will be determined as provided in this subparagraph (v). The Fair Market Value will be (w) the Lower Value, if the Third Value is less than the Lower Value, (x) the Higher Value, if the Third Value is greater than the Higher Value, (y) the arithmetic average of the Third Value and the other Value (Lower or Higher) that is closer to the Third Value if the Third Value falls within the range between (and including) the Lower Value and the Higher Value and (z) the Third Value, if the Lower Value and the Higher Value are equally close to the Third Value.

          (vi) Each of the Partnership and Potlatch will bear the cost of the Appraiser designated by it or on its behalf. If the Higher Value is not more than 115% of the Lower Value, or if the Higher Value and the Lower Value are equally close to the Third Value, each of the Partnership and Potlatch shall bear 50% of the cost of the Third Appraiser, if any; otherwise, the party whose Appraiser's determination of Fair Market Value is further away from the Third Value shall bear the entire cost of the Third Appraiser. The Partnership and Potlatch agree to pay when due the fees and expenses of the Appraisers in accordance with the foregoing provisions.

          (vii) The determination of the Fair Market Value made pursuant to this Section 2.4 shall be final and binding on the Partnership and Potlatch, and such determination shall not be appealable to any court.

     3.   POTLATCH'S RIGHT TO TIMBER.
          --------------------------

     In the event that the Partnership acquires or proposes to acquire any Timberlands within the Potlatch Northern Territory or the Potlatch Southern Territory or in the event that the Partnership acquires any Offered Timberlands pursuant to Section 2.4 hereof (all such Timberlands being referred to herein as "Potential Additions"), Potlatch shall have the right to cause such Potential Addition to be added to the "Timberlands" (as such term is defined in the Timber Agreement) and made subject to the provisions of the Timber Agreement, in accordance with the terms of section 9.3 of the Timber Agreement.

     4.  RESTRICTIONS; SPECIFIC PERFORMANCE.
         ----------------------------------

     4.1  Necessary and Reasonable Restrictions.  Each of Potlatch, the
          -------------------------------------
Partnership and the Company acknowledges that the restrictions, prohibitions and other provisions hereof are reasonable, fair and equitable in scope, terms and duration, and are necessary to protect the legitimate business interests of the parties. Each of Potlatch, the Partnership and the Company covenants that it will not challenge the enforceability of this Agreement nor will it raise any equitable defense to this Agreement's enforcement.

     4.2  Specific Performance.  Each of Potlatch, the Partnership and the
          --------------------
Company acknowledges that the obligations undertaken by it pursuant to this Agreement are unique and that the each of the parties hereto likely will have no adequate remedy at law if either party hereto shall fail to perform any of its obligations hereunder, and each of the parties hereto therefore confirms that the other party's right to specific performance of the terms of this Agreement is essential to protect such party's rights and interests. Accordingly, in addition to any other remedies that either of the parties may have at law or in equity, each of the parties hereto shall have the right to have all obligations, covenants, agreements and other provisions of this Agreement specifically performed by the other party, and each of the parties hereto shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by the other party.

     5.  OPERATIONS OF AFFILIATES.
         ------------------------

     Each of Potlatch, the Partnership and the Company agrees that it will refrain from authorizing any of its respective Affiliates to perform any activity that would be prohibited by the terms of this Agreement if such activity were performed by such party itself.

     6.  MISCELLANEOUS PROVISIONS.
         ------------------------

     6.1  Term of Agreement.  This Agreement shall terminate and the parties
          -----------------
hereto shall not have any further obligations hereunder on the date on which the outstanding voting securities of the Company beneficially owned by Potlatch (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended) represent less than 20% of the total number of votes entitled to be cast generally in the election of the Company's directors. The termination of this Agreement pursuant to this Section 6.1 shall not relieve any party hereto of liability for any breach hereof occurring prior to such termination.

     6.2  Notices.  Any notice, request, instruction or other document to be
          -------
given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, telecopy or courier service, as follows:

     (a)  If to Potlatch, to:

          Potlatch Corporation
          601 West Riverside Avenue
          Suite 1100
          Spokane, WA 99201
          Attention: Chief Executive Officer
          Fax: (508) 835-1561

     (b)  If to the Partnership or the Company, to:

          Timberland Growth Corporation
          __________________________
          Attention: Chief Executive Officer
          Fax: (_____) _____-_________


     6.3  Binding Effect; No Third Party Rights.
          -------------------------------------

     (a) This Agreement shall be binding upon and inure to the benefit of Potlatch, the Partnership and the Company and their respective successors, assigns, heirs and legal representatives.

     (b) Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision hereof give any third persons any right of subrogation or action over or against any party to this Agreement.

     6.4  Waivers.  The observance of any term of this Agreement may be waived
          -------
(either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party against whom such waiver is sought to be enforced. No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

     6.5  Severability.  If one or more provisions of this Agreement are held to
          ------------
be unenforceable, invalid or void by a court of competent jurisdiction, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     6.6  Entire Agreement; Amendments.
          ----------------------------

     (a) This Agreement contains the entire understanding of the parties with respect to the matters covered herein and supersedes all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof.

     (b) Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the parties.

     6.7  Governing Law.  This Agreement shall be governed by and construed
          -------------
under the laws of the State of Arkansas (irrespective of its choice of law principles).

     6.8  Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     6.9  Titles and Subtitles.  The titles and subtitles used in this Agreement
          --------------------
are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                        POTLATCH CORPORATION


                                        By: _________________________________

                                        Name: _______________________________

                                        Title: ______________________________



                                        TIMBERLAND GROWTH LIMITED
                                        PARTNERSHIP

                                        By: TIMBERLAND GROWTH
                                        CORPORATION, its General Partner


                                        By: _________________________________

                                        Name: _______________________________

                                        Title: ______________________________



                                        TIMBERLAND GROWTH CORPORATION


                                        By: _________________________________

                                        Name: _______________________________

                                        Title: ______________________________